Exhibit 99.1

BLADE AIR MOBILITY COMPLETES ACQUISITION OF TRINITY AIR MEDICAL, INC.

New York, NY and Phoenix, AZ (September 17, 2021) – Blade Air Mobility, Inc. (Nasdaq: BLDE, “Blade” or the “Company”), a technology-powered global air mobility platform, today announced the completion of the previously announced transaction to acquire Trinity Air Medical, Inc. (“Trinity”), a nationwide, multi-modal organ logistics and transportation company.

On September 9, 2021, Blade announced that the Company had signed a definitive agreement to acquire Trinity, subject to customary closing conditions. Under the terms of the agreement, Blade has purchased 100% of the capital stock of Trinity—which generated revenues of approximately $16 million in calendar year 2020—for an upfront purchase price of approximately $23 million and potential additional contingent consideration based on the achievement by Trinity of certain EBITDA growth targets over a three-year period, subject to customary purchase price adjustments. The transaction was completed on September 15, 2021.

Advisors

White & Case LLP, led by partners Bill Parish in Houston and Mort Pierce in New York, acted as legal advisors to Blade. Kristy Frame of Frame Law, PLLC acted as legal advisor to Trinity and Kevin Seabolt of Seabolt & Vincent, LLP acted as financial advisor to Trinity.

About Blade Urban Air Mobility

Blade is a technology-powered, global air mobility platform committed to reducing travel friction by providing cost-effective air transportation alternatives to some of the most congested ground routes in the U.S. and abroad. Today, the company predominantly uses helicopters and amphibious aircraft. Its asset-light model, coupled with its exclusive passenger terminal infrastructure, is designed to facilitate a seamless transition to Electric Vertical Aircraft ("EVA" or “eVTOL”), enabling lower cost air mobility to the public that is both quiet and emission-free.

For more information, visit www.blade.com.

About Trinity Air Medical

Trinity Air Medical, with headquarters in Tempe, Arizona, was founded by healthcare professionals who recognized a need for a professional and reliable organ logistics and transportation service. Trinity’s mission is to partner with organ procurement organizations and organ transplant centers around the United States to maximize organs available for transplant.

For more information, visit www.trinityairmedical.com.

Press Contacts

For Media Relations

Phil Denning / Nora Flaherty

BladeMediaRelations@icrinc.com

Investor Relations

Mike Callahan / Tom Cook

BladeIR@icrinc.com

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